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                                                                    EXHIBIT 12.1


                       FEDERATED DEPARTMENT STORES, INC.
       COMPUTATION OF HISTORICAL RATIOS OF EARNINGS TO FIXED CHARGES(a)
                       (IN MILLIONS, EXCEPT RATIO DATA)




                                                   Fiscal Year    Fiscal Year    Fiscal Year    Fiscal Year    Fiscal Year
                                                      Ended          Ended          Ended           Ended         Ended
                                                     1/30/99        1/31/98        2/1/97         2/3/96        1/28/95
                                                   ----------     ----------     ----------     ----------     ----------
Income before income taxes and
  extraordinary items ........................        $1,163         $  958         $  441         $  202         $  331
Add: Portion of rents representative of
  the interest factor ........................           113            120            117            134             71
  Interest Expense ...........................           304            418            499            508            262
                                                      ------         ------         ------         ------         ------
Adjusted Income ..............................        $1,580         $1,496         $1,057         $  844         $  664
                                                      ======         ======         ======         ======         ======

Fixed Charges:
  Interest Expense ...........................        $  304         $  418         $  499         $  508         $  262
  Capitalized Interest .......................             3              2              1              1              1
  Portion of rents representative of the
    interest factor ..........................           113            120            117            134             71
                                                      ------         ------         ------         ------         ------
Total Fixed Charges ..........................        $  420         $  540         $  617         $  643         $  334
                                                      ======         ======         ======         ======         ======

Ratio of earnings to fixed charges ...........           3.8x           2.8x           1.7x           1.3x           2.0x
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    (a) For purposes of determining the ratio of earnings to fixed charges, earnings consist of income before income taxes and extraordinary items plus fixed charges (excluding interest capitalized). Fixed charges represent interest incurred, amortization of debt expenses, and that portion of rental expense on operating leases deemed to be the equivalent of interest.